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                                                              Exhibit 11.1
                                                         AMERICAN STORES COMPANY
                                                    Calculation of Earnings Per Share
                                                               (unaudited)
                                            (In thousands of dollars, except per share data)
                                        Thirteen Weeks Ended     Twenty-Six Weeks Ended
                                           August 3,   July 29,    August 3,  July 29,
                                            1996         1995       1996        1995
Primary Earnings Per Share

Primary earnings applicable to
  shareholders                            $  83,129   $  73,937   $ 147,369   $ 127,820

Primary earnings per share                    $0.57       $0.50       $1.01       $0.87

Average shares outstanding                  145,715     148,318     146,020     147,249


Fully Diluted Earnings Per Share

Earnings applicable to shareholders       $  83,129   $  73,937   $ 147,369   $ 127,820
Plus interest on convertible debentures           0           0           0           0

Fully diluted earnings applicable to
  shareholders                            $  83,129   $  73,937   $ 147,369   $ 127,820

Fully diluted earnings per share              $0.57(1)    $0.50(1)    $1.01(1)    $0.86(1)

Fully diluted average shares outstanding    146,441     149,011     146,736     147,945



Calculation of Fully Diluted Average Shares Outstanding

Effect of assumed exercise of stock options:

Proceeds from assumed exercise            $  64,454   $  45,541   $  52,833   $  36,649

Shares under options outstanding              2,409       2,237       2,095       1,938
Shares assumed acquired with proceeds
  under the treasury stock method            (1,683)     (1,544)     (1,379)     (1,242)
Incremental shares due to assumed
  exercise of stock options                     726         693         716         696

Fully diluted average shares outstanding:

Average shares outstanding                  145,715     148,318     146,020     147,249
Assumed exercise of stock options               726         693         716         696
Assumed conversion of debentures                  0           0           0           0

     Total                                  146,441     149,011     146,736     147,945


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(1) Dilution is less than 3%.